Exhibit 99.1

For Immediate Release
Contact: Harvey Grossblatt, CEO
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 13, 2008 – Universal Security Instruments, Inc. (AMEX: UUU) today announced results for its fiscal first quarter ended June 30, 2008.

The Owings Mills, MD-based designer and marketer of safety and security equipment posted net earnings for the quarter of $403,480 or $0.16 per basic and diluted share on sales of $6,192,801 compared to net earnings of $791,002 or $0.32 per basic share ($0.31 per diluted share) on sales of $10,449,343 for last year's first quarter. Included in this year’s first quarter results was a charge of $53,659 and $413,842 in last year's results from our discontinued Canadian operation.

The Company said its Canadian operations ceased activities as of August 5, 2008, and has liquidated all its inventory and equipment. The Company anticipates the receiver will file the necessary documents with the Court and the Company should be able to record a gain between $3,750,000 and $4,250,000 later this fiscal year due to abatement of debt to certain unsecured creditors.

"We are pleased with the improvement in Universal’s operating results for the June quarter which rose to $457,139 compared to $37,591 for the quarter ended March 31, 2008, despite the continued softening in the housing market. Universal will continue to focus on increasing retail sales and controlling expenses," said CEO, Harvey Grossblatt.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 39-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

------------------------------------------------------------

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

— more —

Universal/Page 2

UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,
	2008	2007
Sales	$6,192,801	$10,449,343

Net income from continuing operations	457,139	1,204,844
Income per share from continuing operations:
Basic	0.18	0.49
Diluted	0.18	0.48

Loss from discontinued operations	(53,659)	(413,842)
Loss per share from discontinued operations:
Basic	(0.02)	(0.17)
Diluted	(0.02)	(0.17)

Net income:	403,480	791,002
Net income per share – basic	0.16	0.32
Net income per share – diluted	0.16	0.31
Weighted average number of common shares outstanding:
Basic	2,487,867	2,479,979
Diluted	2,487,867	2,533,733

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	March 31, 2008
ASSETS
Cash	$3,288,509	$3,863,784
Accounts receivable and amount due from factor	6,496,340	6,144,169
Inventory	6,814,018	5,357,488
Prepaid expenses	345,561	206,197
Current assets of discontinued operations	2,729,142	2,850,731
TOTAL CURRENT ASSETS	$19,673,570	$18,422,369
INVESTMENT IN HONG KONG JOINT VENTURE	10,279,352	9,986,579
PROPERTY, PLANT AND EQUIPMENT – NET	119,035	130,347
OTHER ASSETS AND DEFERRED TAX ASSET	1,829,620	1,929,622
TOTAL ASSETS	$31,901,577	$30,468,917

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$3,602,218	$2,465,292
Current liabilities of discontinued operations	7,816,252	7,823,450
Accrued liabilities	673,774	665,080
TOTAL CURRENT LIABILITIES	$12,092,244	$10,953,822
LONG TERM OBLIGATION	92,527	91,160
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,487,867 and at June 30, 2008 and March 31, 2008	24,879	24,879
Additional paid-in capital	13,456,871	13,453,378
Retained earnings	6,293,503	5,890,023
Other comprehensive income	(58,447)	55,655
TOTAL SHAREHOLDERS’ EQUITY	$19,716,806	$19,423,935
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,901,577	$30,468,917